Exhibit 10.40
AMENDMENT NO. 5 TO
EMPLOYMENT AGREEMENT

This AMENDMENT NO. 5 TO EMPLOYMENT AGREEMENT (this "Amendment"), effective November 1, 2025 (the “Effective Date”), is by and between Bally’s Corporation, a Delaware corporation (the “Company"), and George Papanier ("Executive" and together with the Company, the “Parties”). Capitalized terms not otherwise defined herein shall have the meanings ascribed in the Employment Agreement, as defined below.

WHEREAS, the Executive and Twin River Management Group, Inc., a wholly owned subsidiary of the Company, entered into an Employment Agreement on March 29, 2016, which was amended and effectively assigned to the Company on January 13, 2020, and further amended on January 20, 2021, March 23, 2023, and June 22, 2023 (the Employment Agreement, as amended, is referenced herein as the “Agreement”), and

WHEREAS, the Parties now desire to further amend the Agreement pursuant to the following terms.

NOW, THEREFORE, in consideration of the terms, covenants, and provisions set forth herein and other good and valuable consideration, the Parties hereto agree as follows:

1.The salary referred to in Section 3(a) of the Agreement shall be increased to $1,000,000 per year.

2.Section 2 of the Agreement is amended and replaced in its entirety with the following:

“The initial term of employment under this Agreement will begin on the Effective Date and will continue under December 31, 2028, subject to the prior termination in accordance with the terms hereof (the “Initial Term”). The Initial Term will be automatically extended for successive additional terms of one year first commencing on the day immediately following each December 31st beginning December 31, 2028 (each such period, an “Additional Term”), and subsequently on each annual anniversary of the end of an Additional Term, unless either Party gives written notice to the other Party of non-extension at least 60 days prior to the end of the Initial Term or to the end of the then-applicable Additional Term (the Initial Term and any Additional Term(s), collectively the “Term”).”

    3.    Other than the amendments to the Agreement as specifically provided herein, all other terms and conditions of the Agreement shall remain in full force and effect, and the Parties hereby ratify the terms of the Agreement. In the event of any conflict or inconsistency between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall govern and control.

    4.    This Amendment may be executed in any number of counterparts, all of which shall be deemed an original and all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment No. 5 to Employment Agreement on the respective dates set forth below, to be effective as of the Effective Date.

Bally’s Corporation
By:	/s/ Kim M. Barker
Name:	Kim M. Barker
Title:	Executive Vice President and Chief Legal Officer
Date Signed:	10/7/2025

Executive
By:	/s/ George Papanier
Name:	George Papanier
Date Signed:	10/4/2025